Corporate Retail Notes

Corporate Retail Offered Weekly Notes

Corporate Retail Offered Weekly Notes

Corporate Retail Offered Weekly Notes (CROWNsTM ) are specifically designed to allow individual investors the ability to purchase original issue bonds of certain well known corporations via their broker when available. CROWNsTM provide flexibility by offering investors access to a variety of issuers, coupon payments and maturity options in a convenient and transparent format.

Key Features

Convenience

•                  CROWNsTM have a convenient purchasing calendar. They typically have a 5 business day offering period, at steady, fixed prices and rates.

•                  CROWNsTM offering periods typically begin on Mondays and close on Fridays.

Flexibility

•                  CROWNsTM are available across a variety of maturity ranges from 1 to 30 years.

•                  CROWNsTM can have monthly, quarterly or semi-annual coupon payments.

•                  CROWNsTM can be offered with a variety of pay-off profiles, including fixed rate, step-up and callable.

Transparency

•                  CROWNsTM issuers are typically large, well-established corporations.

•                  CROWNsTM rates are disclosed and known prior to investment. Once purchased, there are no additional fees or expenses besides any bid/offer spread applicable on a secondary market transaction.

•                  CROWNsTM are designed to trade and settle at par in the primary market, with no accrued interest (and are offered with no premium or discount pricing).

•                  CROWNsTM return the full principal amount (par) on a specified maturity date, subject to the credit risk of the issuer.

•                  CROWNsTM have a low minimum investment requirement of $1,000.

Secondary Market

CROWNsTM are designed to be held until maturity. However, if an investor decides to sell their notes prior to maturity, it is intended that a secondary market will be available, subject to current market rates.

Survivors Option

CROWNsTM may provide a survivors option, permitting the estate of the beneficial owner the right to “put” or sell the notes back to the issuer at par, subject to various conditions; the full details of which are available in the relevant issuer’s prospectus.

Key Risks

CROWNsTM are corporate debt obligations and as such investors are subject to the credit worthiness of the issuer. Should an issuer fail or become insolvent, investors may lose some or all of their investment and future coupon amounts.

Investors will receive the par value of a CROWNTM only if they hold the CROWNTM to maturity, subject to the credit risk of the issuer. The secondary market price of a CROWNTM may rise or fall during the term of the security, depending on market conditions. Therefore, if investors sell a CROWNTM before maturity, they may receive less than their capital investment.

Although a secondary market is intended for the CROWNsTM, there is no guarantee that a secondary market will exist or, if a secondary market does exist, whether that market will be active and liquid.

Any Survivor’s Option will be subject to several restrictions which may limit a beneficial owner’s ability to sell a CROWNTM back at par. Please read carefully the terms and conditions of the relevant issuer’s prospectus.

Certain CROWNsTM may be called by an issuer prior to maturity which may reduce an investor’s anticipated income stream. Please read carefully the terms and conditions of the relevant issuer’s prospectus.

The Royal Bank of Scotland plc has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer files with the SEC for more complete information about the issuer and this offering, including a prospectus supplement. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, RBS Securities Inc. will arrange to send you the base prospectus at no charge if you request it by calling 1-866-884-2071.

This document was prepared by RBS Securities Inc. (“RBSSI”) for information and discussion purposes only to inform its readers of some of the main characteristics of the securities described herein and does not contain a complete description of all material terms or risks. Under no circumstances is the information in this presentation to be used or considered as an offer to sell or a solicitation of an offer to buy, any security discussed herein or a solicitation or recommendation to enter into any transaction. Any offer of the securities described herein can be made only by means of a prospectus.

Neither RBSSI, nor any of our affiliates are responsible for errors, omissions or misstatements contained in the information herein, nor do we guarantee or warrant that the information provided herein is correct, complete or fully answers your questions. The information provided herein is supplied in good faith based on information that we believe, but do not guarantee, to be accurate or complete. We have no obligation to update this information. RBSSI is not acting as a fiduciary or agent for you.

Nothing contained in this presentation is, or should be relied upon, as a representation as to future performance and no assurance or representation can be made as to the actual returns on any investment in the securities.

The securities described herein are not bank deposits and are not endorsed or guaranteed by any bank or thrift, nor are they insured by the FDIC or any governmental agency. Copyright © 2010 RBS Securities Inc. All rights reserved. RBS Securities Inc., a U.S. registered broker-dealer, member of FINRA (http://www.finra.org) and SIPC (http://www.sipc.org), is an indirect wholly-owned subsidiary of The Royal Bank of Scotland plc. RBS is the marketing name for the securities business of RBS Securities Inc.